Exhibit 99.1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common stock, $0.001 par value per share, of Mill City Ventures III, Ltd. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
EXECUTED as of this 7th day of August 2025.
KARATAGE OPPORTUNITIES

By:	/s/Leo Kassam
Name/Title:	Leo Kassam/Director

Date: 08/07/2025

RENOUGH LIMITED (in its capacity as trustee of the Kivalina Trust)

By:	/s/ Michael Stewart Charmer
Name/Title:	Michael Stewart Charmer/Director

Date: 08/07/2025

KIVALINA INVESTMENT HOLDINGS LIMITED

By:	/s/Deborah Jane Anderson
Name/Title:	Deborah Jane Anderson/Director for and on behalf of Amber Management Limited

Date: 08/07/2025

KARATAGE VENTURES (JERSEY) LIMITED

By:	/s/ Jade Abigail Fellowes
Name/Title:	Jade Abigail Fellowes/Director

Date: 08/07/2025

KARATAGE CAPITAL HOLDINGS (JERSEY) LIMITED

By:	/s/ Jade Abigail Fellowes
Name/Title:	Jade Abigail Fellowes/Director

Date: 08/07/2025

LEO KASSAM

By:	/s/ Leo Kassam
Name/Title:	Leo Kassam/Self

Date: 08/07/2025

LAURA MARIE MCGEEVER

By:	/s/ Laura Marie McGeever
Name/Title:	Laura Marie McGeever/Self

Date: 08/07/2025